UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 6, 2009
Date of Report (Date of earliest event reported)

Reed’s, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32501	95-4348325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)

13000 South Spring Street, Los Angeles, California 90061
(Address of principal executive offices)
(Zip Code)

(310) 217-9400
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Reed’s, Inc.

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

(b)           Resignation of Officer

Christopher J. Reed has submitted his resignation as Chief Financial Officer of Reed’s, Inc. (“Reed’s”), effective January 19, 2009.  Mr. Reed will continue to serve in his positions as President, Chief Executive Officer and Chairman of the Board of the Reed’s.

(d)           Election of Director

On January 5, 2009, the Board of Directors of Reed’s appointed Mr. James Linesch, age 54, as Chief Financial Officer of Reed’s effective January 19, 2009.  There are no arrangements or understandings between Mr. Linesch and any other persons pursuant to which Mr. Linesch was selected as Chief Financial Officer. During the last two years, there has been no transaction that Reed’s was or is a party to in which Mr. Linesch had or is to have a direct or indirect material interest.  There are no family relationships between Mr. Linesch and any director or executive officer of Reed’s.

Over the past 15 years, Mr. Linesch has served as the chief financial officer of several emerging public companies.  Mr. Linesch served as the chief financial officer of AdStar, Inc., a public company providing ad placement services and payment processing software for publishers, from February 2006 until January 2009.  He performed transaction intermediary services with MET Advisors, LLC from January 2005 until January 2006.  From June 2000 to October 2004, he served as chief financial officer of DynTek, Inc., an information technology (IT) services company.  From May 1996 until October 1999 he served as chief financial officer and president of CompuMed, Inc.  He also served as chief financial officer of Universal Self Care, Inc. from June 1991 until May 1996.  Mr. Linesch is a certified public accountant (CPA), having practiced with Price Waterhouse in Los Angeles.  He earned a BS degree in finance from California State University, Northridge, and an MBA from the University of Southern California.

In connection with his appointment, Mr. Linesch was granted options to purchase 75,000 shares under Reed’s 2007 Stock Option Plan, vesting over a period of three years commencing January 19, 2009. There is no other material plan, contract or arrangement (whether or not written) to which Mr. Linesch is a party or in which he participates in connection with his appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 6, 2008

REED’S, INC.

By:	/s/ Christopher J. Reed
Christopher J. Reed Chief Executive Officer